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                                                                      Exhibit 99

               Susquehanna Media Co. - 2001 Third Quarter Results

November 2, 2001


York, PA - Susquehanna Media Co. (Media) reported $84.2 million in consolidated revenues for the quarter ended September 30, 2001. Revenues increased $1.7 million or 2% compared to the third quarter of 2000. Quarterly operating income of $15.9 million represented a $2.8 million or 15% decrease from the third quarter of 2000. Adjusted EBITDA of $28.8 million was $0.5 million or 2% lower than the third quarter of 2000.

For the nine months ended September 30, 2001, consolidated revenues were constant at $232.9 million, compared to the same period in 2000. Operating income for the nine months was $34.0 million, a $23.0 million or 40% decrease compared to the first nine months of 2000. Adjusted EBITDA of $70.5 million represented, a decrease of $15.9 million or 18% from the same period in the prior year.

Year-to-date operating income and Adjusted EBITDA were negatively impacted by a $4.2 million charge in 2001 compared to a similar charge of $3.1 million in 2000 due to a change in the valuation basis of Cable's Performance Share Plan. (See "Cable Performance Share Plan" below for more details.)

An investment loss of $1.0 million was recognized in September 2001 due to management's judgement that Media's investment in RadioWave had been permanently impaired. This investment loss was not included in reported operating income or Adjusted EBITDA.

Radio
-----

Third quarter revenues of $54.8 million represent a $2.6 million or 5% decrease compared to third quarter 2000. Revenue decreases were concentrated in Media's San Francisco properties. Media's San Francisco properties' revenues for third quarter 2001 were $16.4 million, compared to $20.8 million for third quarter 2000. Radio operating income for the quarter was $13.2 million, a $4.0 million or 23% decrease from 2000. Third quarter Radio broadcast cash flow of $20.5 million was $3.9 million or 16% below the third quarter last year. Adjusted EBITDA for the quarter was $17.7 million, a $3.6 million or 17% decrease compared to the third quarter last year.

Revenues for the nine months ended September 30, 2001 were $148.0 million, a decrease of $11.8 million or 7% compared to the same period in 2000. Revenues for the nine month period were affected by the same factors as the quarter ended September 30, 2001. Radio operating income was $29.8 million, a decrease of $18.5 million or 38% compared to the first nine months of 2000. Radio broadcast cash flow of $51.3 million was $16.1

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million or 24% lower than 2000. Adjusted EBITDA for the nine months ended
September 30, 2001 was $43.4 million, a decrease of $15.9 million or 27% compared to the same period in 2000.

Results on a same stations basis exclude the Kansas City radio properties acquired in July 2000, and WHMA-FM in Anniston, Alabama, which was moved to Atlanta and relaunched as WWWQ-FM in January 2001. On a same stations basis, third quarter revenues were $50.4 million, a decline of $2.9 million or 6% from third quarter 2000. Same stations operating income was $15.5 million a $2.3 million or 13% decrease from third quarter 2000. Quarterly Radio broadcast cash flow for the quarter, on a same stations basis, was $21.6 million, $2.4 million or 10% lower than 2000. Same stations Adjusted EBITDA was $18.9 million, a $2.4 million or 11% decrease from third quarter 2000.

For the nine months ended September 30, 2001, revenues on a same stations basis were $137.3 million, a decrease of $16.5 million or 11% compared to 2000. Same stations operating income was $37.6 million, a decline of $11.8 million or 24% compared to the first nine months of 2000. Radio broadcast cash flow on a same stations basis was $55.2 million for the nine months, which was $12.0 million or 18% lower than the same period in 2000. Adjusted EBITDA for same stations was $47.6 million, a decrease of $11.8 million or 20% from the three quarters of last year.

Cable
-----

Third quarter revenues totaled $26.6 million, a $3.1 million or 13% increase over third quarter 2000. Revenue growth came primarily from basic service rate increases and to a lesser extent from increased penetration of digital cable and cable modem services. Operating income was $3.6 million for the quarter, an increase of $0.9 million or 31% from last year. Third quarter Adjusted EBITDA was $11.0 million, an increase of $2.4 million or 28% over third quarter 2000. Operating income and Adjusted EBITDA in third quarter 2000 was negatively impacted by a $1.9 million charge due to a change in the valuation basis of Cable's Performance Share Plan. Average monthly revenue per basic subscriber increased from $40.55 to $44.55, an increase of 10% over 2000.

Revenues for the nine months ended September 30, 2001 were $77.0 million, an increase of $8.2 million or 12% from 2000. Operating income was $7.7 million, a decrease of $1.1 million or 13% compared to the same period of 2000. Year-to-date Adjusted EBITDA for the nine months ended September 30, 2001 was $28.7 million, an increase of $2.5 million or 10% from 2000. Operating income and Adjusted EBITDA for the nine month period were also reduced by the Cable Performance Share Plan charge of $2.6 million in 2001 and $1.9 million in 2000.

On August 31, 2001, Media acquired the assets of River Valley Cable for $8.0 million cash. Existing credit facilities were used to finance the acquisition. The River Valley cable system serves 3,800 basic customers and is contiguous to the Williamsport, PA cable system. The Company plans to eliminate the headend and upgrade the cable plant in 2002.

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BlazeNet and Other
------------------

BlazeNet's third quarter revenues totaled $2.8 million, a $1.2 million or 75% increase over the third quarter of 2000. BlazeNet's web design division, acquired in October 2000, accounted for $1.1 million of increased revenues. BlazeNet's quarterly operating loss was $0.7 million, a $0.4 million change from the third quarter 2000 operating loss of $0.3 million. BlazeNet's Adjusted EBITDA deficit was $0.4 million compared to a $0.1 million Adjusted EBITDA deficit for the same quarter last year. Operating loss and Adjusted EBITDA deficit for the quarter for the web design division were $0.8 million and $0.6 million, respectively.

BlazeNet's revenues for the nine months ended September 30, 2001 totaled $8.0 million, an increase of $3.7 million or 86% over the same period in 2000. The web design division's nine month revenues were $2.8 million. BlazeNet's operating loss for the nine months was $3.0 million, $2.2 million greater than the operating loss of $0.8 million for the first nine months of 2000. Operating loss for the web design division was $3.3 million for the nine months ended September 30, 2001. BlazeNet's Adjusted EBITDA deficit for the nine months ended September 30, 2001 was $2.2 million compared to a $0.3 million Adjusted EBITDA deficit for the same period in 2000. Adjusted EBITDA deficit for the web design division was $2.9 million for the nine months ended September 30, 2001.

The Other segment's operating loss and Adjusted EBITDA deficit for the nine months ended September 30, 2001 included a charge related to the Cable Performance Share Plan of $1.6 million in 2001 and $1.2 million in 2000. The 2001 charge was incurred in the second quarter. The 2000 charge was incurred in the third quarter.

On July 18, 2001, Media loaned Susquehanna Pfaltzgraff Co. $14.6 million at 6.5% to fund the purchase of additional ESOP shares. Media's existing credit facilities were utilized to fund this loan. As of September 30, 2001, loans outstanding with Susquehanna Pfaltzgraff Co. total $122.7 million.

Cable Performance Share Plan
----------------------------

On April 1, 2001, the second of a three-step change in the valuation basis of Cable's Performance Share Plan occurred. As noted in Media's Form 10-K for the year ended December 31, 2000, the valuation basis changes will be completed on April 1, 2002. Operating income and Adjusted EBITDA for the nine months ended September 30, 2001 include a $4.2 million charge for this valuation basis change. A similar charge was recognized in third quarter 2000, totaling $3.1 million ($1.9 million and $1.2 million were allocated to the Cable, BlazeNet and Other segments, respectively).

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Radio Employee Stock Plan
-------------------------

On April 1, 2001, the second in a three-step change in the valuation basis for Radio's Employee Stock Plan occurred. Although no expense or charge against operating income or Adjusted EBITDA was recognized in 2001, minority interests increased $23.7 million due to the valuation basis change. Minority interests increased $18.9 million in third quarter 2000 due to the first valuation basis change.

General
-------

Media defines Adjusted EBITDA as net income before income taxes, extraordinary items, interest expense, interest income, depreciation and amortization, ESOP expense, non-cash expenses, minority interest and any gain or loss on the disposition of assets. Adjusted EBITDA should not be considered an alternative to operating income or to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

The financial information disclosed herein is preliminary and may differ from the financial statements.

Attached for your review is a schedule of unaudited selected financial information for the quarters and year to date periods ended September 30, 2001 and 2000.

Conference Call
---------------

A conference call is scheduled to review Susquehanna Media Co.'s 2001 third quarter results on Tuesday, November 6, 2001 at 11:00 am EST. To participate in this conference call, please dial (800) 403-2010. The participant code is 806122.

                                  * * * * * * *

     Some of the statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," or "anticipates' or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than of historical facts included herein, including those regarding market trends, the Media's financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of Media to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in the Media's markets), terrorist acts or adverse reactions to United States anti-terrorism activities, acquisition opportunities, expectations and estimates concerning future financial performance, financing plans, the Media's ability to service its outstanding indebtedness, the impact of competition, existing and future regulations affecting the Media's business, nonrenewal of cable franchises, decreases in the Media's customers advertising and entertainment expenditures and other factors over which Media may have little or no control.

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                     Susquehanna Media Co. and Subsidiaries
                     --------------------------------------
                         Selected Financial Information

               (dollars in thousands, except Cable Operating Data)

                                                        Three Months Ended      Nine Months Ended
                                                           September 30,           September 30,
                                                         2001       2000        2001         2000
                                                       ---------  ---------  -----------  -----------
Income Statement Data:
  Revenues:
      Radio ..................................         $  54,773  $  57,364  $   147,971  $   159,778
      Cable ..................................            26,596     23,544       77,004       68,796
      BlazeNet ...............................             2,845      1,592        7,952        4,319
                                                       ---------  ---------  -----------  -----------
         Total ...............................            84,214     82,500      232,927      232,893
  Operating income (1) .......................            15,912     18,679       33,982       57,000

Other Data
  Radio broadcast cash flow (2) ..............         $  20,490  $  24,400  $    51,273  $    67,425
  Cable cash flow (3) ........................            11,768      9,562       33,751       29,309
  Adjusted EBITDA (1), (4)
      Radio ..................................            17,680     21,284       43,402       59,275
      Cable ..................................            10,962      8,552       28,667       26,215
      BlazeNet and other .....................               165       (531)      (1,543)         931
                                                       ---------  ---------  -----------  -----------
      Total ..................................            28,807     29,305       70,526       86,421
  ESOP expense ...............................             2,299      2,059        6,700        5,898
  Performance share plan revaluation (1). ....                 -      3,080        4,172        3,080
  Interest expense, net ......................             9,974     10,546       29,646       26,707
  Interest income from loan to Parent (5) ....             1,827      1,684        5,042        5,014
  Depreciation and amortization ..............            10,041      8,443       28,892       23,402
  Capital expenditure ........................             5,712      8,638       22,190       25,758
  Total Long-term debt                                                           516,012      496,412

Cable Operating Data:
  Homes passed ...............................                                   265,148      252,551
  Basic subscribers ..........................                                   195,324      191,066
  Internal growth of subscribers (6) .........                                      -0.5%         0.8%
  Basic penetration (7) ......................                                      73.7%        75.7%
  Digital terminals (8) ......................                                    25,988       15,402
  Digital terminal penetration (9) ...........                                      13.3%         8.1%
  Cable modems (10) ..........................                                    12,286        6,971
  Cable modem penetration (11) ...............                                       6.3%         5.1%
  Premium units (12) .........................                                    73,543       76,107
  Premium penetration (13) ...................                                      37.7%        39.8%
  Average monthly revenue per basic
      subscriber  (14) .......................                               $     44.55  $     40.55
  Cable capital expenditures .................                               $16,969,800  $21,872,400


(1) Nine month operating income and Adjusted EBITDA were decreased by a $4.2 million revaluation of a subsidiary's performance share plan. Approximately $2.6 million and $1.6 million have been allocated to the Cable and the Other segments, respectively. In July 2000, operating income and Adjusted EBITDA were decreased by a similar charge of $3.1 million with $1.9 million and $1.2 million allocated to Cable and the Other segments, respectively
(2) Radio broadcast cash flow is defined as radio Adjusted EBITDA plus corporate overhead allocated to radio operations.
(3) Cable cash flow is defined as cable Adjusted EBITDA plus corporate overhead allocated to cable operations.
(4) Adjusted EBITDA is defined as net income before income taxes, extraordinary items, interest expense, interest income, depreciation and amortization, ESOP expense, non-cash expenses, minority interest, and any gain or loss on the disposition of assets. Adjusted EBITDA should not be considered an alternative to operating income or to cash flows from operating activities (determined in accordance with generally accepted accounting principles).
(5)  Interest income on a loan by Media to its Parent to fund the ESOP.
(6) Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.
(7) Basic penetration represents basic subscribers as a percentage of homes passed.
(8) Digital terminals represents the aggregate number of digital terminals that are billed for service.
(9) Digital terminal penetration represents digital terminals deployed as a percentage of basic subscribers.
(10) Cable modems represents the aggregrate number of cable modems that are billed for service.
(11) Cable modem penetration represents cable modems as a percentage of homes passed available for two-way services.
(12) Premium units represents the aggregate number of individual premium services (e.g HBO, Cinemax, Showtime) which customers have subscribed.
(13) Premium penetration represents premium units as a percentage of basic subscribers.
(14) Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.

The financial information disclosed herein is preliminary and may differ from the financial statements.